Exhibit 3.118

HHI HOLDINGS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT

DATED AS OF APRIL 30, 2008

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN. PURCHASERS OF UNITS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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5.5	Tax Allocations	14

Article VI BOARD OF MANAGERS		15
6.1	Management of Business	15
6.2	Composition; Tenure	15
6.3	Removal of Manages	16
6.4	Resignation; Vacancies	16
6.5	Termination of Rights	16
6.6	General Powers of Board of Directors	16
6.7	Regular Meetings	17
6.8	Special Meetings	17
6.9	Place of Meetings	17
6.10	Telephone Conference	17
6.11	Quorum; Adjournment	17
6.12	Voting Requirements	17
6.13	Action by Written Consent	17
6.14	Committees	18
6.15	Reimbursement; Compensation of Managers	18
6.16	Fiduciary Duties	18
6.17	Manager Activities	18
6.18	Reliance on Information and Advice	18

Article VII OFFICERS		19
7.1	Appointment of Officers	19
7.2	Removal	19
7.3	Vacancies	19
7.4	Compensation	19

Article VIII EXCULPATION AND INDEMNIFICATION		19
8.1	Exculpation	19
8.2	Indemnification	19
8.3	Advance Payment	20
8.4	Survival of Indemnification Obligations	21
8.5	Other Limitation on Indemnification	21
8.6	Nonexclusivity of Rights	21

Article IX TAXES		21
9.1	Tax Returns	21
9.2	Tax Matters Partner	22
9.3	Consent to Elections or Settlements	22

Article X BOOKS, REPORTS AND COMPANY FUNDS		22
10.1	Maintenance of Books	22
10.2	Company Funds	22
10.3	Financial Reports	23
10.4	Certain Costs	23

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10.5	Access to Books and Records	23

Article XI TRANSFERS		23
11.1	Transfer of Units	23
11.2	Right of First Offer	23
11.3	Co-Sale Rights	24
11.4	Permitted Transfers	25
11.5	Reserved	26
11.6	Transfer	26
11.7	Effect of Transfer	26
11.8	Drag-Along Right	27

Article XII DISSOLUTION, LIQUIDATION AND TERMINATION		28
12.1	Dissolution	28
12.2	Liquidation and Termination	28
12.3	Allocation of Costs	29
12.4	Effect of Distribution	29
12.5	Deficit Capital Accounts	29
12.6	Cancellation of Certificate	30

Article XIII GENERAL PROVISIONS		30
13.1	Deemed Offers	30
13.2	Conversion to Corporation in Connection With an Initial Public Offering	31
13.3	Entire Agreement	32
13.4	Notices	32
13.5	Amendment and Waiver	32
13.6	Binding Effect	33
13.7	Governing Law; Severability; Venue and Jurisdiction; Attorneys’ Fees	33
13.8	Waiver of Jury Trial	34
13.9	Further Assurances	34
13.10	Counterparts	34
13.11	Construction	34
13.12	No Third Party Rights	34
13.13	Acknowledgments	34

SCHEDULES

SCHEDULE A                                        UNITS

SCHEDULE B                                        BOARD OF MANAGERS: MANAGERS

SCHEDULE C                                        JOINDER

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HHI HOLDINGS, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of April 30, 2008 (the “Effective Date”), of HHI Holdings, LLC, a Delaware limited liability company (the “Company”), is made by and among the Persons listed on Schedule A to this Agreement.

WHEREAS, the Company was organized as a limited liability company under and pursuant to the Act on April 24, 2008 and KPS Special Situations Fund II, L.P. (“KPS Fund II”), the sole member of the Company, entered into that certain Limited Liability Company Agreement of HHI Holdings, LLC on such date (the “Old Agreement”);

WHEREAS, immediately prior to entering into this Agreement, (a) KPS Fund II was the record and beneficial owner of 4,810 shares of capital stock of Hephaestus Holdings, Inc. (“HHI and 481 shares of capital stock of Kyklos Holdings, Inc. (“Kyklos Holdings”), (b) KPS Special Situations Fund II (A), L.P. (“KPS Fund II (A)”) was the record and beneficial owner of 5,190 shares of capital stock of HHI and 519 shares of capital stock of Kyklos Holdings, and(c) MC Capital was the record and beneficial owner of 695 shares of capital stock of HHI;

WHEREAS, pursuant to the Restructuring Agreement, the KPS Funds contributed all of their capital stock in Kyklos Holdings and HHI to the Company, and MC Capital contributed all of its capital stock in HHI to the Company, in each case, in exchange for receipt of the Units set forth opposite each Member’s name on Schedule A; and

WHEREAS, KPS Fund II now wishes to amend and restate the Old Agreement and the KPS Funds and MC Capital wish to enter into this Agreement to provide for, among other things, the management and operation of the Company, the allocation of profit and losses, cash flow and other proceeds of the Company among the Holders, and certain other matters.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act, as amended.

“Admission Date” shall have the meaning given in Section 11.7(c).

“Affected Holder” shall have the meaning given in Section 13.1(a).

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, agreement or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Annual Report” shall have the meaning given in Section 10.3.

“Approved Sale” shall have the meaning given in Section 11.8.

“Assets” shall mean all real and personal property and other assets of any kind, whether tangible or intangible in nature.

“Available Cash” shall mean the cash and short-term investments of the Company less the amount of any Reserves.

“Bankruptcy Event” shall mean with respect to any Person: (a) an assignment by such Person for the benefit of creditors or an admission in writing by such Person of an inability to pay its debts generally as they become due; (b) the entry of an order, judgment or decree by any government authority, including any tribunal, adjudicating such Person bankrupt or insolvent; (c) the petition or application by such Person to any government authority, including any tribunal, for the appointment of a custodian, trustee, receiver or liquidator of such Person or of any substantial part of its Assets; (d) the commencement of any proceeding (or the entry of any order for relief) before any government authority, including any tribunal, with respect to such Person or its debts under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or the filing of any such petition or application or the commencement of any such proceeding against such Person and either (i) such Person by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 60 days of being filed or initiated, as applicable.

“Board” shall have the meaning given in Section 6.1.

“Book Value” of an Asset shall mean, as of any particular date, the value at which the Asset is properly reflected on the books and records of the Company as of such date. The initial Book Value of each Asset shall be its cost, unless such Asset was contributed to the Company by a Holder, in which case the initial Book Value shall be the amount stated as the fair market value for such Asset by the Board. The Book Values of all Company Assets may be adjusted to equal their respective fair market values, as reasonably determined by appraisal (or in such other reasonable manner as is selected by the Board), as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Holder in exchange for more than a de minimis additional Capital Contribution; (b) the distribution by the Company to a Holder of more than a de minimis amount of Company Assets, including money, if, as a result of such distribution, such Holder’s interest in the Company is reduced; (c) the grant of an interest in the Company to any new or existing Holder in exchange for the provision of services to the Company by the Holder acting in a Member capacity (and, in the case of a new Holder, in anticipation of becoming a Member); and (d) the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code, including pursuant to Sections 12.1 and 12.2 of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a holiday on which national banking associations in New York, New York are closed.

“Capital Account” shall have the meaning given in Section 4.1.

“Capital Contribution” shall mean, with respect to a particular Holder, the contribution made in respect of the Units held by such Holder to the capital of the Company.

“Chief Executive Officer” shall have the meaning given in Section 7.1.

“Code” shall mean the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” shall have the meaning given in the Preamble.

“Confidential Information” shall mean all confidential or proprietary information, in any form or media, whether or not marked as confidential, of the Company and any present and future Subsidiaries or Affiliates of the Company, including (a) the terms of, and transactions and relationships contemplated by, this Agreement and all related agreements, arrangements and understandings, (b) Annual Reports, (c) technology, trade secrets, inventions, research and development plans, activities and results, methods, processes, algorithms, technical data and know-how, (d) financial information, including with respect to fees, costs and pricing structures, (e) customer, client and supplier lists, (f) accounting and business methods and business plans and strategies, (g) drawings, photographs, reports and analysis, (h) flow charts, manuals and documentation, (i) software (including all code), databases and data, (j) information pertaining to future developments such as future marketing or acquisition plans or ideas and (k) all other tangible and intangible property that is used or held for use in the business and operations of the Company and any present or future Subsidiaries or Affiliates of the Company. The foregoing notwithstanding, the Confidential Information identified in clauses (c) through (k) above shall not consist of information that, as proven by the recipient, (i) is or becomes published or generally available to the public other than through a breach of the terms and conditions of this Agreement, (ii) is provided to the recipient by a third party on a non-confidential basis not having an obligation of confidentiality to the party that disclosed such information, (iii) was known by the recipient prior to receipt of such Confidential Information or (iv) was independently developed by the recipient through a Person or Persons who have not used any such Confidential Information in any manner whatsoever in connection with the development of such information.

“Conversion” shall have the meaning given in Section 13.2(a).

“Effective Date” shall have the meaning given in the Preamble.

“Electing Other Member” shall have the meaning given in Section 11.3(a).

“Election Period” shall have the meaning given in Section 11.1.

“Excluded Issuances” shall mean any issuances of non-voting Units to officers of the Company and/or its Subsidiaries, all such issuances together not to exceed twenty percent (20%) of the total amount of issued and outstanding Units held by all Holders.

“Family Group” shall have the meaning given in Section 11.4(a).

“Fiscal Year” shall have the meaning given in Section 2.6.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Holder” shall mean each initial Member and each Transferee, whether or not admitted as a Member in accordance with this Agreement, who holds Units.

“HHI” shall have the meaning given in the Recitals.

“Indemnified Person” shall have the meaning given in Section 8.2(a).

“Initiating Member” shall have the meaning given in Section 11.8.

“Issued Securities” shall have the meaning given in Section 3.9.

“Joinder” shall have the meaning given in Section 3.3.

“KPS Fund” and “KPS Funds” shall have the meaning given in Section 6.2.

“KPS Fund II” shall have the meaning given in the Recitals.

“KPS Fund II (A)” shall have the meaning given in the Recitals.

“KPS Member” shall mean one or more of KPS Fund II (A) and KPS Fund II and any holder of Units originally issued to KPS Fund II (A) and KPS Fund II and received in a Permitted Transfer, as applicable.

“Kyklos Holdings” shall have the meaning given in the Recitals.

“Loan Account” shall have the meaning given in Section 3.8.

“Manager” shall have the meaning given in Section 6.2.

“MC Capital” shall have the meaning given in Section 6.2.

“Member” shall mean any Person who executed this Agreement on the Effective Date as a member and any Person who is hereafter admitted to the Company as a member as provided in this Agreement and entitled to all of the rights, benefits and obligations of membership pursuant to this Agreement, in each case, for so long as such Person continues to own any Units and be entitled to all of the rights, benefits and obligations of membership pursuant to this Agreement.

“Newco” shall have the meaning given in Section 13.2(a).

“Non-U.S. Holder” shall mean any Holder who is not a U.S. Person.

“Offer Notice” shall have the meaning given in Section 11.2(a).

“Offered Units” shall have the meaning given in Section 11.2(a).

“Old Agreement” shall have the meaning given in the Recitals.

“Other Members” shall have the meaning given in Section 11.3(a).

“Percentage Interest” shall mean a Holder’s pro rata interest in the issued and outstanding Units, reflected as a percentage, based on the number of Units held by such Holder relative to the aggregate number of Units held by all Holders.

“Permitted Transfer” shall have the meaning given in Section 11.4(a).

“Permitted Transferee” shall have the meaning given in Section 11.4(a).

“Person” shall mean a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Proceeding” shall have the meaning given in Section 8.2(a).

“Qualified Public Offering” shall mean a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least Twenty Five Million Dollars ($25,000,000) of gross proceeds to the Company or its successor-in-interest following a Conversion.

“Representatives” of a Person shall mean such Person’s shareholders, principals, directors, officers, employees, members, managers, partners, agents, representatives and attorneys-in-fact.

“Reserves” shall mean any reserves established from time to time by the Board and any funds which the Board deems appropriate to retain or set aside from time to time for the reasonable business needs of the Company or its Subsidiaries, including for working capital, capital expenditures and debt service.

“Restructuring Agreement” shall mean that certain Restructuring Agreement, dated as of the date hereof, by and between HHI, the KPS Funds, MC Capital, Forging Holdings, LLC, a Delaware limited liability company, Bearing Holdings, LLC, a Delaware limited liability company, and the Company.

“Sale of the Company” shall mean the sale, in a transaction or series of related transactions, of the Company to an unaffiliated Person or group of related Persons pursuant to which such Person or group of related Persons acquires (a) whether by sale of Units, merger, consolidation or otherwise, a majority of the then-issued and outstanding Units, or (b) all or substantially all of the Company’s Assets, determined on a consolidated basis.

“Sale Notice” shall have the meaning given in Section 11.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service Provider Holder” shall have the meaning given in Section 5.5(g).

“Stated Value” shall mean the value of the total Units as determined by an independent third-party appraiser mutually acceptable to the Affected Holder and the Members (other than the Affected Holder, if applicable) furnished within thirty (30) days of such appraiser’s selection, or, in the event that such parties are unable to agree on an appraiser, the value equal to the average of the values determined by the independent third-party appraisers selected by the Affected Holder, on the one hand, and the Members (other than the Affected Holder, if applicable), on the other, furnished within thirty (30) days of such appraisers’ selection provided that such appraisals are within ten percent (10%) of each other, or, in the event that the two (2) appraisals are not within ten percent (10%) of each other, the value of the Company as determined by an independent third-party appraiser jointly selected the two (2) independent third-party appraisers referenced above furnished within thirty (30) days of such appraiser’s selection, which such value shall be final and binding.

“Subsidiary” shall mean, with respect to any Person, any other Person of which a majority of the voting securities to elect a majority of the board of directors, the general partner, the manager or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Amount” shall have the meaning given in Section 3.10.

“Transfer” shall have the meaning given in Section 11.1.

“Transferee” shall have the meaning given in Section 11.1.

“Transferring Holder” shall have the meaning given in Section 11.2(a).

“Treasury Regulations” shall mean the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time.

“Triggering Event” shall have the meaning given in Section 13.1(a).

“Triggering Event Communication” shall have the meaning given in Section 13.1(a).

“Unit Sale” shall mean a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Holders Units representing more than fifty percent (50%) of the outstanding Units.

“Units” shall have the meaning given in Section 3.1.

1.2                               Rules of Construction.

(a)                                 General. Unless the context otherwise requires, (i) an accounting term not otherwise defined shall have the meaning assigned to it in accordance with GAAP; (ii) words in the singular shall include the plural and vice versa; (iii) words in the masculine shall include the feminine and neuter genders and vice versa; (iv) any date specified for any action that is not a Business Day shall be deemed to be the first Business Day after such date; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vi) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole (including the Schedules hereto) and not to any particular provision of this Agreement; and (vii) a reference to a Person shall include its successors and permitted assigns.

(b)                                 Articles, Parts, Schedules and Sections. References in this Agreement to Articles, Sections, Schedules or other subdivisions are (unless otherwise specified) to the corresponding Articles, Sections, Schedules or other subdivisions of this Agreement. The headings in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

2.1                               Name and Term. The name of the Company is “HHI Holdings, LLC” or such other name as may be determined from time to time by the Board. To the extent permitted by the Act, the Company may conduct business under one or more assumed names as may be determined from time to time by the Board. The Company shall continue in existence in perpetuity or until earlier terminated and dissolved in accordance with Article XII of this Agreement.

2.2                               Formation of the Company. The Company was formed as a limited liability company under the Act on April 24, 2008. The Members and the Board hereby agree that the Person executing and filing the Certificate of Formation of the Company was and is an “authorized person” within the meaning of the Act, and that the Certificate of Formation filed by such authorized person is the Certificate of Formation of the Company.

2.3                               Registered Office; Registered Agent; Principal Office; Other Offices. The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be National Corporate Research, Ltd., 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901, or such other agent and/or office (which need not be a place of business of the Company) as the Board may designate from time to time. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.

2.4                               Qualification in Other Jurisdictions. The Board shall have authority to cause the Company to do business in jurisdictions other than the State of Delaware only if one of the following conditions is satisfied: (a) such jurisdiction has enacted a limited liability company statute, and the Board shall have approved the qualification of the Company under such statute to do business as a foreign limited liability company in such jurisdiction; or (b) the Company shall have obtained an opinion of counsel qualified to practice law in the other jurisdiction to the effect that under the laws of such jurisdiction the Members will not be held liable for any debts or obligations of the Company.

2.5                               Purposes and Powers. The purpose of the Company shall be to engage in such business activities as may be undertaken by a limited liability company under the Act. The Company shall have all powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

2.6                               Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each calendar year.

2.7                               Change in Business Form. Subject to compliance with the other terms of this Agreement and without limiting in any respect Section 13.2, the Company may reform or reorganize as a different type of business entity. In such event, the Company and each Holder shall enter into such agreements and grant such approvals as may be necessary or appropriate to transition the terms, conditions, rights and obligations hereunder into the organizational documents and agreements of such new entity.

2.8                               No State-Law Partnership. The Holders intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Holder shall be a partner or joint venturer of any other Holder for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to the contrary.

ARTICLE III

UNITS; MEMBERS

3.1                               Units. Each Holder’s interest in the Company, including such Holder’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by “Units.” Initially, the Units shall be comprised of a single class. The Board may, but need not, cause the Company to issue to the Holders certificates representing the Units held by such Holders.

3.2                               Members. The name of each Member, the notice address for each Member and number of Units held by each Member are set forth in Schedule A attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

3.3                               New Members. When a Person is properly admitted as a new Member in accordance with the terms of this Agreement, such Person shall execute a joinder agreement in substantially the form attached hereto as Schedule C (the “Joinder”) pursuant to which such Person agrees to be bound by the provisions of this Agreement as a Member and such Person shall be added to Schedule A in accordance with Section 3.2.

3.4                               Voting Rights. Except as may be expressly required by this Agreement or the Act, none of the Holders shall be entitled to any voting, approval or consent rights. For the avoidance of doubt, to the extent a vote of, or consent by, “members” is required under the Act, or is otherwise sought by the Company, only Holders properly accepted as Members under the terms of this Agreement shall be deemed “members” for purposes of the Act, or otherwise.

3.5                               Action by Written Consent. Any action permitted or required to be taken at a meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, is signed by the Members entitled to vote having collectively not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the Units entitled to vote thereon were present and voted.

3.6                               Lack of Authority. No Holder, in its capacity as a Holder, shall take any part in the management or control of the business of the Company nor shall any Holder, by reason of its status as such, have any right to transact any business for or on behalf of the Company or any authority or power to sign for or bind the Company. Notwithstanding the foregoing, Members shall have the right to approve or disapprove or otherwise consent or withhold consent with respect to such matters as are expressly specified in this Agreement or matters as are required to be taken or approved by the Members under the Act.

3.7                               Liability of Members. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member of the Company, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company, including under a judgment, decree or order of a government authority, including any tribunal, or for any losses of the Company.

3.8                               Capital Contributions; Member Loans. Subject to the provisions of Section 3.10, no Member shall be required to make any Capital Contributions to the Company, and no Holder may withdraw capital from the Company without the consent of the Board. No Member shall be required to lend any funds to the Company. The Members may, with the approval of the Board, make loans or capital contributions to the Company. An account shall be established and maintained for such loan amount separate from the Capital Account of such Member (a “Loan Account”). A credit balance in the Loan Account of a Member shall constitute a liability of the Company and shall not constitute a part of such Member’s Capital Account.

3.9                               Preemptive Rights. In the event the Company proposes to issue or sell any Units, including any new class thereof, or other equity securities of the Company, other than Excluded Issuances and issuances pursuant to the Restructuring Agreement, to any Person (“Issued Securities”), the Company shall provide written notice of such potential issuance or sale to each Member, and each Member shall have the right, exercisable by delivery of written notice to the Company within ten (10) Business Days of receipt of the Company’s notice, to purchase a pro rata proportion of the Issued Securities, based upon each such Member’s Percentage Interest as of the record date for such issuance or sale of Issued Securities, for the same price and upon the same terms as such Issued Securities are sold or issued to other Persons.

3.10                        Non-U.S. Holders. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company is required to withhold and remit any taxes to the Internal Revenue Service pursuant to any provision of the Code with respect to a Non-U.S. Holder or if the Company is required to pay any penalties or interest in connection therewith, the amount being withheld and/or paid (the “Tax Amount”) shall be deemed to have been distributed to such Non-U.S. Holder, and the Board shall have the right, at its option, to either (a) offset the amount of such Tax Amount against amounts to be distributed to such Non-U.S. Holder by the Company at such time or in the future, or (b) require such Non-U.S. Holder to make Capital Contributions at such times and in such amounts as determined by the Board sufficient to fund, or reimburse the Company for, such Tax Amount.

3.11                        Confidentiality. From time to time, a Holder may receive or become aware of Confidential Information concerning the Company or a Member. No Holder shall use, misuse, or disclose to any third party any such Confidential Information for any purpose, except that:

(a)                                 The recipient may disclose whatever Confidential Information it receives to its lawyers, auditors or other professional advisors and to any Representative who needs to know such information in his or her capacity as a Representative and who is advised of the confidential nature of the Confidential Information; provided that such Persons maintain the confidentiality of such information in accordance with customary professional practice and applicable ethical codes of conduct and the terms of any confidentiality agreement to which they are a party.

(b)                                 The recipient may disclose Confidential Information if and to the extent it is required to do so by a court order or otherwise as required by law. In the event that the recipient is required in any circumstance to disclose any Confidential Information, such recipient shall give the Company or Member, as applicable, advance written notice of such request so that the Company or Member, as applicable, may seek an appropriate protective order, and the recipient shall cooperate with the Company or Member, as applicable, in any proceeding to obtain such a protective order. In the absence of a protective order, if the recipient is nonetheless compelled to disclose Confidential Information in the opinion of its legal counsel, it may disclose only that portion of the Confidential Information that it is advised by counsel that it is legally required to so disclose; provided that the recipient shall give the Company or Member, as applicable, written notice of the information to be disclosed as far in advance of its disclosure as is reasonably practicable and, upon the request of the Company or Member, as applicable, shall use its reasonable best efforts, at the sole cost and expense of the Company or Member, as applicable, to obtain assurances that confidential treatment shall be accorded to such information.

(c)                                  Notwithstanding the foregoing, a Holder who is an officer, Manager or employee of the Company may disclose Confidential Information solely to the extent such disclosure is required for the performance of such Holder’s duties to the Company.

(d)                                 It is agreed between the parties that the Company and/or Member(s) may be irreparably damaged by reason of any violation of the provisions of this Section 3.11, and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company and/or Member(s) shall be entitled to seek and obtain injunctive or other equitable relief (including a temporary restraining order, a temporary injunction or a permanent injunction) against any Holder, such Holder’s Representatives, assigns or successors for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties that this injunctive or other equitable relief shall not be the exclusive remedy for any breach of this Section 3.11 and the Company and/or Member(s) shall be entitled to seek any other relief or remedy that either may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the Company and/or Member(s) shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against any Holder and/or such Holder’s Representatives, assigns or successors relating to any such breach.

(e)                                  The provisions of this Section 3.11 shall continue to apply to each Holder and former Holder notwithstanding (i) the transfer by such Holder of its Units or (ii) the liquidation or dissolution of the Company, in each case, until the third (3rd) anniversary of the date of such transfer, liquidation or dissolution.

3.12                        Waiver of Certain Rights. Each Holder irrevocably waives any right it may have to demand any distributions or withdrawal of Assets from the Company (including any Capital Contribution), except as expressly provided in this Agreement, or to maintain any action for dissolution of the Company. Except as otherwise provided in this Agreement, a Holder may not resign or withdraw from the Company.

3.13                        Waiver of Partition. The Assets, property and cash contributed to the Company, as well as all other property and Assets acquired by the Company, shall be owned by the Company. No Holder shall, either directly or indirectly, take any action to require partition, and notwithstanding any provisions of the Act to the contrary, each Holder (and each of its legal representatives, successors or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale of Company Assets, except as expressly provided in this Agreement, until the termination of this Agreement.

3.14                        Representations and Warranties. Each Member represents and warrants that (a) such Member is the record owner of the number of Units set forth opposite its name on Schedule A hereto, free and clear of all liens, claims and encumbrances (other than those created by this Agreement), (b) this Agreement has been duly authorized, executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general principles of equity, and (c) except as contemplated by this Agreement, such Member has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with, conflicts with or breaches any provision of this Agreement. No Member shall grant any proxy or become party to any voting trust or other agreement that is inconsistent with, conflicts with or breaches any provision of this Agreement.

3.15                        Member Activities. The Holders and the Managers agree and understand that the Members, their Representatives and their respective Affiliates will be engaging in numerous other business activities. The Members (other than any employees of the Company, if a Member), their Representatives and their respective Affiliates may engage in, or own or acquire an interest in, any other business, investment or profession of any kind and description, whether or not in direct or indirect competition with the Company, and neither the Company nor any Holder shall have any rights by virtue of this Agreement in or to any of such businesses, professions or investments, or in or to any income or profit derived therefrom. Without limiting the foregoing, except as expressly provided for in this Agreement, no Member shall have any duty to the Company or to other Holders, including any fiduciary duties under applicable law, in connection with such activities or otherwise.

ARTICLE IV

CAPITAL ACCOUNTS

4.1                               Establishment and Determination of Capital Accounts. A “Capital Account” shall be established and maintained for each Holder on the books of the Company, and shall be adjusted as follows:

(a)                                 To each Holder’s Capital Account there shall be credited the amount of such Holder’s Capital Contributions, such Holder’s allocable share of profit as determined under Section 5.4, such Holder’s payments pursuant to Section 3.10, and the amount of any Company liabilities that are assumed by such Holder or that are secured by any Company property distributed to such Holder.

(b)                                 To each Holder’s Capital Account there shall be debited the amount of cash and the fair market value of any Company property (as determined in good faith by the Board) distributed to such Holder pursuant to any provision of this Agreement (other than Section 5.3 to the extent such distributions are treated as distributions made or deemed made pursuant to Section 5.2), such Holder’s allocable share of loss as determined under Section 5.4 and the amount of any liabilities of such Holder that are assumed by the Company or that are secured by any property contributed by such Holder to the Company (including pursuant to Section 3.10).

(c)                                  If any Asset of the Company is distributed in kind, the Company shall be deemed to have realized profit or loss thereon in the same manner as if the Company had sold such Asset for an amount equal to (x) the fair market value of such Asset (as determined in good faith by the Board) over (y) the fair market value of any debts to which such Asset is subject (as determined in good faith by the Board). If at any time after the date of this Agreement, the Book Value of any Company Asset is adjusted pursuant to the last sentence of the definition of Book Value set forth in Article I, the Capital Accounts of all Holders shall be adjusted simultaneously to reflect the aggregate net adjustments as if the Company recognized profit or loss equal to the respective amounts of such aggregate net adjustments.

4.2                               Adjustments. The Holders’ Capital Accounts shall be adjusted in accordance with the terms of this Agreement upon the Transfer by a Holder of any of its Units and at such other times as are expressly provided herein. In addition, the Board may elect to so adjust the Capital Accounts at other times of its choosing. Where allocations are made more often than annually, the relevant item being allocated shall be estimated and if subsequent year-end or other adjustments affect allocations previously made, such adjustments shall be recorded when determined.

4.3                               Transfer of Capital Accounts. The original Capital Account established for each Transferee shall be in the same amount as the Capital Account (or portion of the Capital Account) of the Holder to which such Transferee succeeds, measured at the time such Transferee acquires Units. If a Holder’ s interest in the Company is increased by reason of a Transfer of all or a portion of another Holder’s interest, the Capital Accounts of such Holders shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of or distribution to a Holder that has succeeded to all or a portion of another Holder’s interest in the Company shall include all or the appropriate portion of any Capital Contributions made by or distributions made to such other Holder.

4.4                               Interest on Capital. No Holder shall be paid interest on any Capital Contribution to the Company or on any part of its Capital Account.

ARTICLE V

DISTRIBUTIONS; ALLOCATIONS

5.1                               Payments for Services. Any Holder providing services to the Company may receive reasonable compensation for such services, as determined by the Board.

5.2                               Distributions. Except as provided in Article XII concerning the dissolution of the Company, and subject to the provisions of Section 3.10, this Article V and Section 18-607 of the Act, the Board shall have full power and discretion to determine when and whether any Available Cash shall be distributed to Holders. Any distribution of Available Cash to the Holders of the Company shall be made to the Holders in proportion to their Percentage Interests, in each case, as of the date of such distribution.

5.3                               Distributions With Respect to Income Tax. Notwithstanding any other provision of this Agreement, the Board may, to the extent but only to the extent of the Company’s Available Cash, cause the Company to distribute to each Holder on or prior to each April 15th, June 15th, September 15th and January 15th, an amount of cash equal to each such Holder’s allocable share of taxable income for the prior quarter multiplied by 0.40. Any distribution to a Holder pursuant to this Section 5.3 shall be treated as an advance distribution under Sections 5.2 and 12.2 and shall be offset against subsequent distributions that such Holder would otherwise be entitled to receive pursuant to Sections 5.2 and 12.2.

5.4                               Allocation of Profits and Losses. Subject to the provisions of Section 5.5, profits and losses of the Company shall be allocated to the Capital Accounts of the Holders in proportion to their Percentage Interests.

5.5                               Tax Allocations.

(a)                                 Except as otherwise provided in this Section 5.5, any allocation to a Holder for a Fiscal Year or other period of a portion of profit or loss shall be deemed to be an allocation to that Holder of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Company for federal tax purposes.

(b)                                 In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company as determined for tax purposes shall, solely for income tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. If the Book Value of any Company Asset is adjusted pursuant to the last sentence in the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such Asset shall take account of any variation between the adjusted basis of such Asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(c)                                  Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(l)) for any Fiscal Year shall be allocated to the Holders in proportion to their Percentage Interests as determined at the time of such allocation.

(d)                                 Nonrecourse liabilities shall be allocated to the Holders in accordance with the Holders’ economic risk of loss, if any, and then in proportion to their Percentage Interests as determined at the time of such allocation.

(e)                                  Allocations pursuant to this Section 5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Holder’s Capital Account or share of profit, loss or distributions pursuant to any provision of this Agreement. The Board shall determine all allocations pursuant to this Section 5.5 using the remedial method under Treasury Regulations Section 1.704-3.

(f)                                   In the event that any Holder recognizes or is deemed to recognize income, gain, deduction or loss for tax purposes that differs from the Holder’s economic interest in the Company, the Board may make compensating allocations of income, gain, deduction or loss for tax purposes to the extent such compensating allocation can be made without unreasonably altering the overall economic result to other Holders over time.

(g)                                  Nothing in this Agreement shall obligate the Board to grant an interest in the Company to any new or existing Holder in exchange for the provision of services to the Company. However, in the event that the Board does choose to grant an interest in the Company in exchange for the provision of past, present or future services to or on behalf of the Company (i.e., to grant an interest to a “Service Provider Holder”), the Board may take such action as is reasonably necessary or advisable to achieve the desired tax result to the Service Provider Holder and other Holders, including, (i) to make an election of the type referred to as a “safe harbor election” in IRS Notice 2005-43, 2005-24 IRB 1221 (if and when final Treasury Regulations and related procedural guidance provides for such an election), (ii) to cause the Company or the Holders or both to make such election or filing as is required to ensure consistent tax treatment, (iii) to cause the Company to adjust the Book Value of all Company Assets as described in the last sentence of the definition of Book Value in Article I, and (iv) to make a special allocation to the Service Provider Holder of some or all of any deduction or expense recognized by the Company for tax purposes as a result of granting an interest to the Service Provider Holder.

ARTICLE VI

BOARD OF MANAGERS

6.1                               Management of Business. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of managers (the “Board”) as described herein.

6.2                               Composition; Tenure. The Board shall consist of five (5) individuals, including (a) four (4) representatives designated by KPS Fund II or KPS Fund II (A) (each a “KPS

Fund” and collectively, the “KPS Funds”) and (b) one (1) representative designated by MC Capital Inc. (“MC Capital”) (each such representative, a “Manager”). The initial Managers are set forth on Schedule B hereto, as the same may be amended from time to time hereafter to reflect vacancies and/or the designation of successor Managers in accordance with the terms of this Agreement. Each Manager shall hold office until the death, resignation or removal of such Manager as provided in this Agreement.

6.3                               Removal of Managers. Subject to Section 6.5, the removal from the Board (with or without cause) of any Manager designated hereunder shall be at the written request of the Member(s) entitled to designate such Manager pursuant to Section 6.2, but only upon such written request and under no other circumstances.

6.4                               Resignation; Vacancies. Any Manager may resign by delivering written notice of resignation to the Company at the Company’s principal office addressed to the Board. Subject to Section 6.5, a vacancy in any Manager position shall only be filled by the Member(s) entitled to designate such Manager pursuant to Section 6.2. If any Member(s) fail(s) to designate a representative to fill a Manager vacancy pursuant to the terms of this Section 6.4, such vacancy shall remain vacant until such Member(s) exercise(s) its right to designate a Manager hereunder.

6.5                               Termination of Rights. The respective rights of the KPS Funds and MC Capital under Sections 6.2, 6.3 and 6.4 (including the right to enforce any provision against the Company, the Board or any other Member) shall terminate (a) in the case of the KPS Funds, upon such time as the KPS Funds cease to collectively own at least five percent (5%) of the outstanding Units (on a fully diluted basis) as a result of a sale or other disposition of their Units and (b) in the case of MC Capital, upon such time as MC Capital ceases to own at least five percent (5%) of the outstanding Units (on a fully diluted basis, without giving effect to any Excluded Issuances) as a result of (i) a sale or other disposition of its Units and/or (ii) the failure of MC Capital to exercise its preemptive rights set forth in Section 3.9. In the event a Member’s or Members’ rights under Sections 6.2, 6.3 and 6.4 terminate in accordance with the immediately preceding sentence, the other Member(s) shall have the right to designate and remove all five (5) Managers in accordance with Sections 6.2, 6.3 and 6.4. In the event that neither the KPS Funds nor MC Capital have any rights under Sections 6.2, 6.3 and 6.4 as a result of application of this Section 6.5, the Holder(s) of a majority of the then issued and outstanding Units shall have the right to designate and remove all five (5) Managers in accordance with Sections 6.2, 6.3 and 6.4. Notwithstanding the foregoing, all Holders’ rights under Sections 6.2, 6.3, 6.4 and this 6.5 shall terminate upon the consummation of a Qualified Public Offering.

6.6                               General Powers of Board of Directors. Except as may otherwise be expressly provided in this Agreement, the Board shall: (a) have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company and (b) possess all power, on behalf of the Company, to do or authorize the Company or to direct the executive officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

6.7                               Regular Meetings. Regular meetings of the Board shall be held at the Company’s principal executive office, unless otherwise determined from time to time by the Board, on such dates and at such times as the Board shall determine. Each Manager shall receive at least 72 hours’ prior notice of any regular meeting, either personally, by telephone or by telecopy to his or her business or home address. Attendance of a Manager at a regular meeting shall constitute a waiver of notice of such regular meeting, except where a Manager attends such meeting solely for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.8                               Special Meetings. Special meetings of the Board may be called by any Manager by providing at least 72 hours’ prior notice to each other Manager, either personally, by telephone or by telecopy to his or her business or home address. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement. Attendance of a Manager at a special meeting shall constitute a waiver of notice of such special meeting, except where a Manager attends such meeting solely for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.9                               Place of Meetings. Meetings of the Board may be held either within or without the State of Delaware at whatever place is specified in the call of the meeting. In the absence of specific designation, the meetings shall be held at the principal office of the Company as provided in Section 2.3. The Board may appoint from among themselves a chairperson to preside at meetings of the Board. Any Manager shall be permitted to attend any meeting of the Board in person or by conference call pursuant to Section 6.10.

6.10                        Telephone Conference. Subject to the requirements of the Act or this Agreement for notice of meetings, the Managers or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where an individual participates in the meeting solely for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.11                        Quorum; Adjournment. A quorum for the purposes of this Agreement shall consist of the total number of Managers necessary to constitute a majority of the Board positions. If less than a quorum is present at a meeting of the Board, or otherwise, a majority of the Managers present may adjourn the meeting from time to time; provided that notice of adjournment and the time and place of the adjourned meeting shall be given to all Managers not then present.

6.12                        Voting Requirements. Unless otherwise required by the Act or this Agreement, no act of the Board shall be authorized or approved unless a majority of the total number of Managers attending a meeting at which a quorum is present vote in favor of such act.

6.13                        Action by Written Consent. Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action to be taken, is signed by all the Managers or members of such committee, as the case may be.

6.14                        Committees. Any committees of the Board shall be created only upon the approval of all Managers. Except as otherwise provided by the Act or this Agreement, any committee, to the extent provided by resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by the Board. Unless otherwise provided by the Board, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum of any committee.

6.15                        Reimbursement; Compensation of Managers. The Managers shall be entitled to be reimbursed for reasonable, out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or any committee thereof. Managers shall not be entitled to any other fee or compensation for serving in such capacity or as a member of any committee of the Board.

6.16                        Fiduciary Duties. Subject to Section 6.17, in exercising their rights and performing their duties under this Agreement, the Managers shall have the same fiduciary duties as those of directors of a business corporation under the General Corporation Law of the State of Delaware, as may be amended from time to time.

6.17                        Manager Activities. The Holders agree and understand that the Managers, their Representatives and their respective Affiliates will be engaging in numerous other business activities. The Managers (other than any employee of the Company appointed as a Manager), their Representatives and their respective Affiliates may engage in or own an interest in any other business, investment or profession of any kind and description, whether or not in direct or indirect competition with the Company, and neither the Company nor any Holder shall have any rights by virtue of this Agreement in or to any of such businesses, professions or investments, or in or to any income or profit derived therefrom. Without limiting the foregoing, no Manager shall have any duty to the Company or any of its Holders, including fiduciary duties under applicable law, in connection with such activities.

6.18                        Reliance on Information and Advice. Without limiting the effect of Article VIII, in discharging a Manager’s duties, a Manager shall be fully protected in relying in good faith upon the records required to be maintained under Article X and upon the information, opinions, reports or statements by any other Manager, or agents, or by any other Person, as to matters a Manager reasonably believes are within the other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the Assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of Assets from which distributions to Holders might properly be paid.

ARTICLE VII

OFFICERS

7.1                               Appointment of Officers. The Board shall, in accordance with the provisions of Section 6.6, have the right to appoint officers of the Company, including a chief executive officer of the Company (the “Chief Executive Officer”), to assist with the day-to-day management of the business affairs of the Company. The Chief Executive Officer shall not have greater power and authority than the Board. In addition to the Chief Executive Officer, the Company may have such additional executive officers as the Board may determine. The appointment of officers shall be made by the Board.

7.2                               Removal. Any officer elected by the Board may be removed by the Board in its sole discretion.

7.3                               Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board.

7.4                               Compensation. Compensation of all officers shall be fixed by the Board, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a Manager of the Company.

ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

8.1                               Exculpation. None of the Members, Managers or officers shall be liable to any Holder or the Company for mistakes of judgment or for any action or inaction in connection with the business conducted by the Company unless such action or inaction constitutes gross negligence, fraud or willful misconduct of such Person.

8.2                               Indemnification.

(a)                                 Subject to the limitations and conditions as provided in this Article VIII, each Person (and its Representatives and Affiliates) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person is or was a Member, Manager or officer of the Company or while a Member, Manager or officer of the Company is or was serving at the request of the Company as a manager, director, officer, partner, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (an “Indemnified Person”) shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Person in connection with such Proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed, to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not act in good faith and in a manner which he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

(b)                                 Subject to the limitations and conditions as provided in this Article VIII, each Person (and its Representatives and Affiliates) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, she or it is or was a Member, Manager or officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, partner, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, or any appeal in such a Proceeding, or any inquiry or investigation that could lead to such a Proceeding, shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Person in connection with such Proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that a Delaware state court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)                                  Without limiting the foregoing, to the extent that a Manager, Member, or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.2(a) and (b), or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith.

(d)                                 Any indemnification under Sections 8.2(a) and (b) (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination by the Board that indemnification of the Manager, Member or officer is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in Sections 8.2(a) and (b).

8.3                               Advance Payment. The right to indemnification of an Indemnified Person conferred in this Article VIII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by such Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the ultimate entitlement to indemnification of such Indemnified Person; provided, however, that the payment of such expenses incurred by any such Indemnified Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnified Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article VIII and a written undertaking, by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

8.4                               Survival of Indemnification Obligations. Indemnification under this Article VIII shall continue as to an Indemnified Person who has ceased to serve in the capacity which initially entitled such Indemnified Person to indemnity hereunder. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. For purposes of this Article VIII, any reference to the “Company” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees, representatives or agents, so that any Person who is or was a director, officer, manager, member, employee, representative or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

8.5                               Other Limitation on Indemnification. Notwithstanding anything in this Article VIII to the contrary, the Company shall not have the obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense.

8.6                               Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which an Indemnified Person may have or hereafter acquire under any law, any agreement (including this Agreement), any vote of the Members or Managers or otherwise.

ARTICLE IX

TAXES

9.1                               Tax Returns. The Company shall cause to be prepared and filed all necessary federal and state income tax returns, including making any elections the Board may deem appropriate and in the best interests of the Holders; provided that, at the request of any Holder and with the consent of the non-requesting Holders (which consent shall not be unreasonably withheld), the Company shall make an election under Section 754 of the Code when permitted by law. Each Holder shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

9.2                               Tax Matters Partner.

(a)                                 The “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code shall be the Member with the largest Percentage Interest. The “tax matters partner” shall take such action as may be necessary to cause each other Holder to become a “notice partner” within the meaning of Section 6223 of the Code and shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Notwithstanding the foregoing, the “tax matters partner” shall not settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining approval of the Board.

(b)                                 Promptly following the written request of the “tax matters partner,” the Company shall, to the fullest extent permitted by law, reimburse and indemnify the “tax matters partner” for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the “tax matters partner” in connection with any administrative or judicial proceeding with respect to the tax liability of the Company.

9.3                               Consent to Elections or Settlements. Notwithstanding anything to the contrary in this Article IX or elsewhere in this Agreement, no Holder shall withhold its consent to any tax election that has been made in accordance with this Agreement by the Board, and shall execute any documents requested by the Board to effect any such election. In addition, notwithstanding anything to the contrary in this Article IX or elsewhere in this Agreement, no Holder shall withhold its consent to any settlement with a taxing authority if one or more other Holders agree to compensate such Holder for any adverse consequences that such Holder is reasonably expected to incur as a result of such settlement.

ARTICLE X

BOOKS, REPORTS AND COMPANY FUNDS

10.1                        Maintenance of Books. The Company shall maintain complete and accurate books of account in accordance with GAAP. The Company shall also maintain complete and accurate minutes of the Board and each committee of the Board.

10.2                        Company Funds. Funds of the Company shall not be commingled with the funds of the Holders or any of their Affiliates (excluding the Company) or any other Person, and shall not be loaned to the Holders or any of their Affiliates (other than any wholly-owned Subsidiary of the Company).

10.3                        Financial Reports. Within 90 days after the end of each Fiscal Year, or as soon thereafter as practicable, the Company shall cause to be furnished to each Member and each Person who was a Member at any time during such Fiscal Year audited financial statements for such Fiscal Year prepared in accordance with GAAP (an “Annual Report”) that sets forth in sufficient detail such information as shall enable the Members or former Members to prepare their federal income tax return in accordance with the laws, rules and regulations then prevailing, including Company K-1’s.

10.4                        Certain Costs. The Company shall bear the cost of preparing all information and reports that it is required to furnish to Members under this Agreement.

10.5                        Access to Books and Records. Without limiting in any manner the Company’s obligations in this Article X, the Company may deny access by any Holder or its Representatives to the Company’s books and records and other information related to the Company to the maximum extent permitted by Section 305 of the Act; provided that, except where inconsistent with the requirements of Delaware law, any Manager designated hereunder by MC Capital shall be entitled to receive all information provided by the Company to, or made available by the Company to, any other Manager; and provided further that MC Capital shall be entitled to receive copies of any federal and state income tax returns filed by the Company in accordance with Article IX.

ARTICLE XI

TRANSFERS

11.1                        Transfer of Units. No Holder shall, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in its Units (a “Transfer”) to any Person (a “Transferee”), except for Permitted Transfers, Transfers as part of an Approved Sale or Qualified Public Offering, Transfers pursuant to Section 13.1 and Transfers effected pursuant to Sections 11.2 and 11.3; provided that in no event shall any Transfer of Units pursuant to Sections 11.2 and 11.3 be made for any consideration other than cash payable upon consummation of such Transfer or in installments over time. No Holder shall consummate any Transfer pursuant to Sections 11.2 and 11.3 until thirty (30) calendar days after the later of the delivery to the Company and the Members of such Holder’s Offer Notice or Sale Notice, as applicable, unless the parties to the Transfer have been finally determined pursuant to this Article XI prior to the expiration of such thirty (30) calendar day period (the “Election Period”).

11.2                                Right of First Offer.

(a)                                 If any Holder (other than a KPS Member) desires to Transfer all or any portion of its Units (“Offered Units”), other than in a Permitted Transfer, Transfers as part of an Approved Sale or Qualified Public Offering or Transfers pursuant to Section 13.1, such transferring Holder (a “Transferring Holder”) shall give written notice thereof (the “Offer Notice”) to the Company and the KPS Members of the Transferring Holder’s intention to so Transfer at least thirty (30) calendar days prior to such Transfer. The Offer Notice shall include (i) a certified statement by the Transferring Holder as to its bona fide intention to Transfer such Offered Units, (ii) the number of Offered Units proposed to be Transferred and (iii) a reasonably detailed description of the prospective Transferee(s), the minimum price and terms on which such sale may be made. During the Election Period, the KPS Members shall have the option to purchase from the Transferring Holder all (but not less than all) of the Offered Units at the same price and on the same terms as are specified in the Offer Notice by delivering to the Transferring Holder a written offer to purchase the Offered Units. In the event that more than one KPS Member elects to purchase the Offered Units, then each KPS Member so electing shall be entitled to purchase its pro rata share of the Offered Units, based on the number of Units held by such KPS Member relative to the aggregate number of Units held by all KPS Members electing to so purchase, or such other number of Offered Units as the KPS Members may agree upon.

(b)                                 If the KPS Members, or any of them, elect to so purchase all of the Offered Units prior to the expiration of the Election Period, then the purchase of the Offered Units by such KPS Members shall be consummated within fifteen (15) calendar days after the expiration of the Election Period, at the principal place of business of the Company on the terms and conditions set forth in the Offer Notice. At the closing, the Transferring Holder shall deliver the Offered Units free and clear of all liens, claims and encumbrances (other than those created by this Agreement) and shall deliver to such KPS Members such instruments of transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens, claims or encumbrances (other than those created by this Agreement) as the KPS Members reasonably request. If prior to the expiration of the Election Period, the KPS Members fail to offer to purchase all of the Offered Units, then the Transferring Holder may, within ninety (90) calendar days after the expiration of the Election Period, Transfer the Offered Units to any third party on terms and conditions (including price) not more favorable to the purchaser thereof than those set forth in the Offer Notice. If the Transferring Holder fails to so Transfer the Offered Units within such ninety (90) calendar day period, then, prior to transferring the Offered Units, the Transferring Holder must resubmit an Offer Notice in accordance with, and must comply with the other provisions of, this Section 11.2.

11.3                        Co-Sale Rights.

(a)                                 If any Holder desires to Transfer all or any portion of its Units, other than in a Permitted Transfer, in a Transfer to one or more of the KPS Members pursuant to Section 11.2 or in a Transfer as part of an Approved Sale or Qualified Public Offering, such Transferring Holder shall give written notice thereof (the “Sale Notice”) to the Company and the Members (other than the Transferring Holder, if applicable) (the “Other Members”), of the Transferring Holder’s intention to so Transfer at least thirty (30) calendar days prior to such Transfer. The Sale Notice, which may be the same notice as the Offer Notice, shall include (i) a certified statement by the Transferring Holder as to its bona fide intention to Transfer such Offered Units, (ii) the number of Offered Units proposed to be Transferred and (iii) a reasonably detailed description of the prospective Transferee(s), the minimum price and terms on which such sale may be made. The Other Members may elect to participate in such Transfer at the same price per Unit and on the same terms by delivering written notice to the Transferring Holder within thirty (30) calendar days after delivery of the Sale Notice. If any Other Members have elected to participate in such Transfer (each an “Electing Other Member”), the Transferring Holder and each Electing Other Member shall be entitled to sell in the contemplated Transfer, at the same price and on substantially the same terms, a number of Units equal to the result of (A) an amount equal to (1) the percentage of Units owned by such Person divided by (2) the aggregate percentage of Units owned collectively by the Transferring Holder and the Electing Other Members multiplied by (B) the aggregate number of Units to be sold in the contemplated Transfer.

(b)                                 Each Transferring Holder shall use its best efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Electing Other Members in any contemplated Transfer, and no Transferring Holder shall transfer any of its Units to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Electing Other Members. If the Transferring Holder(s) obtain(s) the agreement of the prospective Transferee(s) to the participation of the Electing Other Members in the contemplated Transfer, such Electing Other Members shall cooperate in good faith with the Transferring Holder(s) in connection with, and shall use their best efforts to support, the contemplated Transfer on the terms and conditions negotiated by the Transferring Holder(s). Without limiting the generality of the foregoing, each Holder Transferring Units pursuant to this Section 11.3 shall pay its pro rata share (based on the number of Units to be sold) of the reasonable expenses incurred by the Holders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Units to be sold) in any indemnification or other obligations that the Transferring Holder agrees to provide in connection with such Transfer, other than any such obligations that relate specifically to a particular Holder such as, for purposes of illustration only and not by way of limitation, indemnification with respect to representations and warranties given by a Holder regarding such Holder’s title to and ownership of Units; provided that no Holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the Transferees with respect to an amount in excess of the net cash proceeds paid to such Holder in connection with such Transfer.

11.4                        Permitted Transfers.

(a)                                 The restrictions set forth in Sections 11.1, 11.2, 11.3 and the first sentence of Section 11.7(b) shall not apply with respect to any Transfer of Units (i) by a Member who is a natural Person, if such Transfer is by will or pursuant to applicable laws of descent and distribution, in each case, among such Person’s Family Group, (ii) by a Member who is an entity, if such Transfer is to one or more of its Affiliates or (iii) by any KPS Member if such Transfer is a pledge of Units that creates a mere security interest (but no greater than a security interest) in the pledged Units; provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all provisions of this Agreement (the Transfers and Transferees identified in clauses (i), (ii) and (iii) above are collectively referred to herein as “Permitted Transfers” and “Permitted Transferees,” respectively); provided that the restrictions contained in this Article XI shall continue to be applicable to the Units after any such Transfer and provided further that the Transferees of such Units shall have agreed in writing to be bound by the provisions of this Agreement affecting the Units so transferred as provided in Section 11.6 below. For purposes of this Agreement, “Family Group” means a natural Person’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Person and/or such Person’s spouse and/or descendants.

(b)                                 Notwithstanding the foregoing, no party hereto shall avoid or attempt to avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing or attempting to dispose of all or any portion of such party’s interest in any such Permitted Transferee.

11.5                        Reserved.

11.6                        Transfer. Prior to making a Transfer of any Units (other than in a Transfer as part of a Sale of the Company or Qualified Public Offering), including in a Permitted Transfer, to any Person, the Holder making such Transfer shall: (a) cause the prospective Transferee to be bound by this Agreement and to execute and deliver to the Company and the Members a Joinder, and the Transferring Holder shall have paid all of the Company’s costs and expenses, including legal fees and disbursements, in connection with such Transfer and the admission of the Transferee as a Member; and (b) except in the event of a Transfer of any Units pursuant to an exemption from registration afforded by Rule 144 promulgated under the Securities Act, deliver an opinion of counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that (i) such Transfer of such Units may be effected without registration of such Units under the Securities Act, (ii) such Transfer is otherwise in compliance with all state and federal laws, (iii) such Transfer does not result in the Company being treated as an association taxable as a corporation, and (iv) such Transfer does not result in the Company becoming an investment company under the Investment Company Act of 1940, as amended.

11.7                        Effect of Transfer.

(a)                                 The foregoing notwithstanding, until admitted as a Member in accordance with this Agreement, a Transferee (i) shall have no right to participate in the management of the business and affairs of the Company, to become a Member, designate Managers or otherwise vote on any matter, or otherwise exercise any of the rights, or enjoy any of the benefits, exclusive to Members under this Agreement, and (ii) is only entitled to receive distributions as provided in this Agreement on account of (or in return of capital constituting all or any portion of) the Units it acquires and to be allocated income, gains, losses, deductions and expenses of the Company as and only to the extent expressly provided for in this Agreement on account of such Units.

(b)                                 A Transferee shall be admitted as a Member under this Agreement and for all purposes under the Act only upon the prior written approval of the Members holding a majority of the Percentage Interests, which approval may be withheld in their sole and absolute discretion. If a Transferee is admitted as a Member pursuant to the immediately preceding sentence, such Person shall, after executing the Joinder and being listed on Schedule A hereto, acquire all of the rights and powers, and shall become subject to all of the obligations and liabilities, of a Member and which arise from or relate to the ownership of the respective Units acquired by such Transferee. Any Person who acquires in any manner whatsoever any interest in the Company and has been admitted as a Member pursuant to this subsection, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such interest in the Company of such Person was subject to or by which such predecessor was bound on account of, or with respect to, such interest in the Company.

(c)                                  Any Member who shall Transfer all of its Units in the Company shall cease to be a Member of the Company and shall no longer have any rights or privileges of a Member with respect to such interest (it being understood, however, that Article VIII shall continue to inure to the benefit of such former Member). Unless and until a Transferee is admitted as a substituted Member in accordance with the provisions of this Article XI (the “Admission Date”), the Holder making the Transfer shall be jointly and severally liable with the Transferee for all of the obligations of a Holder with respect to such interest, including the obligation to return any distribution on account of such interest. Nothing contained herein shall relieve any Holder who Transfers any interest in the Company from any liability of such Holder to the Company with respect to such interest that may exist on or before the Admission Date or is otherwise specified in the Act. Any transferred Units shall remain subject to the limitations and restrictions on such Units set forth in this Article XI and this Agreement.

11.8                        Drag-Along Right. In the event that the Members holding a majority of the Units (the “Initiating Members”) and the Board approve a Sale of the Company (an “Approved Sale”) and specify that this Section 11.8 shall apply to such transaction, then each Holder hereby agrees:

(a)                                 if such transaction requires Member approval, with respect to all Units that such Member owns and any other voting securities of the Company over which such Member has voting control, to vote (in person, by proxy or by action by written consent, as applicable) in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate of Formation or this Agreement required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such transaction is a Unit Sale, to sell the same proportion of Units beneficially held by such Holder as is being sold by the Initiating Members and on substantially the same terms and conditions as the Initiating Members;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Initiating Members in order to carry out the terms of this Section 11.8, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Units of the Company owned by such party or Affiliate in a voting trust and not to subject any Units to any arrangement or agreement with respect to the voting of such Units, unless, in each case, specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f)                                   if the consideration to be paid in exchange for the Units pursuant to this Section 11.8 includes any securities, and due receipt thereof by any Holder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Units which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as reasonably determined in good faith by the Company) of the securities that such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Units.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

12.1                        Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(a)                                 approval by the Board;

(b)                                 the occurrence of a Bankruptcy Event with respect to the Company; or

(c)                                  the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The death, retirement, resignation, expulsion, incapacity or dissolution of a Holder, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

12.2                        Liquidation and Termination. On dissolution of the Company, the Board shall act as liquidators; provided that the Board may delegate such authority to one or more Persons (which may or may not be Members in the sole discretion of the Board). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(a)                                 As promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s Assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b)                                 The liquidators shall pay, satisfy or discharge from Company Assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation and with respect to any Loan Account) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine).

(c)                                  All remaining Assets of the Company shall thereafter be distributed to the Holders as soon as practicable in accordance with the following procedure:

(i) determine the gain or loss that would be recognized if all non-cash Assets were sold at fair market value as reasonably determined by the liquidators;

(ii) allocate the gain or loss determined in (i) above in accordance with Article V and make the corresponding adjustments in Capital Accounts in accordance with Article IV; and

(iii) distribute the remaining Assets to the Holders pro rata in accordance with their positive Capital Accounts.

12.3                        Allocation of Costs. All distributions to the Holders shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities shall be allocated to the distributees pro rata in accordance with the Holders’ positive Capital Accounts.

12.4                        Effect of Distribution. Notwithstanding anything to the contrary contained in this Agreement, the distribution of cash and/or property to a Holder in accordance with the provisions of Sections 12.2 and 12.3 constitutes a complete return to the Holder of its Capital Contributions and a complete distribution to the Holder of its interest in the Company and all the property of the Company and constitutes a compromise to which all Holders have consented within the meaning of the Act. To the extent that a Holder returns funds to the Company, it has no claim against any other Holder for those funds.

12.5                        Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Holder results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation) or distributions of money pursuant to this Agreement to all Holders in a manner consistent with Section 5.2 and Sections 12.2 and 12.3, upon dissolution of the Company such deficit shall not be an Asset of the Company and such Holders shall not be obligated to contribute such amount to the Company to bring the balance of such Holder’s capital account to zero.

12.6                        Cancellation of Certificate. On completion of the distribution of Company Assets as provided herein, the Company is terminated, and the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1                        Deemed Offers.

(a)                                 Upon the occurrence of any of the following events (each, a “Triggering Event”), the Holder to whom the event relates or its, his or her heirs, executor, administrator, guardian or other legal representative, successors or assigns (the “Affected Holder”), shall be deemed to have made an offer to Transfer such Affected Holder’s Units on the date that the Triggering Event occurred to the Members and then to the Company in accordance with Sections 13.1(b) and 13.1(c):

(i) the commencement of a Bankruptcy Event by or against a Holder;

(ii) the attachment of, execution against, levy upon or other seizure of a Holder’s Units (other than an attachment that is solely for jurisdictional purposes) unless (and for only so long as) counsel for the Company determines that the Affected Holder is in good faith contesting such attachment, execution, levy or other seizure; and

(iii) the Transfer or attempted Transfer of Units in violation of this Agreement.

Within ten (10) days after the occurrence of any of the above Triggering Events, the Affected Holder shall provide a written notice setting forth the details of such event (the “Triggering Event Communication”) to the Board and the Members (other than the Affected Holder). Failure of the Affected Holder to provide such notice shall in no way prevent or relieve any of the Holders from exercising their rights or satisfying their obligations under this Agreement. Upon its learning of the occurrence of any of the above Triggering Events in advance of such Triggering Event Communication from the Affected Holder, the Board shall promptly notify the Affected Holder and the Members (other than the Affected Holder) through a Triggering Event Communication dated as of the date of the Triggering Event.

(b)           Option to the Non-Affected Holders. Upon the occurrence of a Triggering Event, Members (other than the Affected Holder) shall have the option to purchase any part or all of their pro rata share of the Units held by the Affected Holder on the date the Triggering Event occurred at a purchase price equal to, in the case of a Triggering Event set forth in Sections 13.1(a)(i) and (a)(ii), the amount the Affected Holder would receive in liquidation of the Company if the total amount distributable in such liquidation were equal to the Stated Value and, in the case of a Triggering Event set forth in Sections 13.1(a)(iii), the amount the Affected Holder would receive in liquidation of the Company if the total amount distributable in such liquidation were equal to the product of (x) the Stated Value multiplied by (y) 0.50. For the purposes of this Section 13.1(b), the pro rata share of each Member (other than the Affected Holder) shall be the total number of such Units subject to the Triggering Event multiplied by a fraction, the numerator of which is the number of Units held by such Member on the date of the Triggering Event and the denominator of which is the aggregate number of Units owned by all Members (other than the Affected Holder) wishing to participate in such purchase on such date. The Members (other than the Affected Holder) may exercise their option under this Section 13.1(b) by providing notice to the Affected Holder, the Company and the Members (other than the Affected Holder) within thirty (30) days after receipt of the Triggering Event Communication of its intent to purchase the Units and shall further indicate the number of Units that such Member will purchase (up to its pro rata share).

(c)           Option to the Company. If the Members (other than the Affected Holder) do not exercise their option to purchase all of the Affected Holder’s Units pursuant to Section 13.1(b) hereof, the Company shall have the option to purchase all or any balance of the Affected Holder’s Units at the same price and on the same terms as the Members (other than the Affected Holder) could have purchased such Units under Section 13.1(b) hereof. The Company may exercise its option under this Section 13.1(c) by providing notice to the Affected Holder and the Members within sixty (60) days after receipt of the Triggering Event Communication, which such communication shall state the maximum portion of the Units that the Company is willing to purchase.

13.2        Conversion to Corporation in Connection With an Initial Public Offering.

(a)           In anticipation of or otherwise in connection with a Qualified Public Offering, the Board shall have the power and authority to effect the conversion of the Company from a limited liability company to a corporation organized under the laws of the State of Delaware or another jurisdiction whether by: (i) merger of the Company with or into a new or previously established but dormant corporation having no Assets or liabilities, debts or other obligations of any kind whatsoever other than those that are de minimus in amount and that are associated with its formation and initial capitalization, (ii) a tax-free contribution under Section 351 of the Code or (iii) such other form of transaction as may be available under applicable law (such conversion being referred to as a “Conversion” and such corporation being referred to as “Newco”). No Holder shall have the power to veto such decision of the Board to effect a Conversion. Upon any such Conversion, the terms of this Agreement and all of the parties rights and obligations hereunder with respect to the Units shall continue in effect, mutatis mutandis, with respect to the Newco capital securities issued on account of the Units as provided in this Section 13.2. Any such Conversion shall result in no change to the business or operations of the Company.

(b)           Upon the consummation of a Conversion, the Units held by each Holder thereof shall thereupon be converted into, or exchanged for, a number of shares of one or more classes of Newco’s capital securities containing the economic and other terms and rights relative to each other Holder as the Board shall determine to be, as nearly as practicable in all material respects, the same as such Holder’s Units as provided herein, including the proportionate ownership interests of the Holders in Newco. The determination by the Board of the number of shares of Newco capital securities that each Holder receives upon a Conversion shall be final and binding on the Holders absent manifest arithmetic error.

(c)           In connection with a Qualified Public Offering, each Holder hereby covenants and agrees to take any and all actions, and to execute and deliver any and all documents and instruments, at the expense of the Company, to effect a Conversion as may be reasonably requested by the Board, including transferring or tendering such Holder’s Units to Newco in exchange or consideration for shares of capital stock or other equity securities of Newco. No Holder shall have or be entitled to exercise any dissenter’s rights, appraisal rights or any other similar rights in connection with such Conversion. The restrictions on Transfer set forth in Article XI will expire immediately prior to the consummation of any such Qualified Public Offering and the shares of stock or other equity securities issued to Holders in connection with any such Conversion shall be subject to (i) applicable restrictions under federal and state securities laws and (ii) any restrictions set forth in the agreements and other instruments relating to the Qualified Public Offering and/or any Conversion entered into in anticipation or contemplation of such Qualified Public Offering.

13.3        Entire Agreement. This Agreement and the Restructuring Agreement constitute the entire agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, in each case, to the extent related to the subject matter hereof.

13.4        Notices. All notices, demands or other communications to be given or delivered under or by reason of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or sent by telefax (with receipt confirmed). Such notices, demands and other communications shall be sent to each Member at its address (or to its telecopier number) set forth on Schedule A hereto, or such other address (or telecopier number) as such Member may specify by written notice to the others, and to the Company at its principal place of business.

13.5        Amendment and Waiver.

(a)           Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the

Members holding at least a majority of the Percentage Interests; provided that any provision hereof may be waived by any waiving party on such party’ s own behalf, without the consent of any other party; provided further, that this Agreement may not be amended to require MC Capital to make any Capital Contributions to the Company or lend any funds pursuant to Section 3.8, or to eliminate or otherwise limit MC Capital’s right to designate a Manager pursuant to Section 6.2, to participate in a Transfer pursuant to Section 11.3, or to exercise a preemptive right pursuant to Section 3.9, in each case, without the prior written consent of MC Capital. For purposes of clarity, nothing in the foregoing proviso shall be deemed to provide MC Capital with the right to consent to or the power to prevent an amendment to this Agreement that provides for additional Managers on the Board and/or gives additional Members the right to designate any Managers (other than the Manager to be designated by MC Capital for so long as MC Capital has such right), or that provides for additional Members to share those rights provided to MC Capital pursuant to Section 11.3; provided that this Agreement is otherwise amended in accordance with the terms and conditions of this Section 13.5. Notwithstanding the foregoing, the Board shall have the right, without the consent of the Holders (provided notice thereof is given to the Members), to amend or modify this Agreement to reflect Transfers, new or additional issuances, including new or additional Units, or modifications of the terms of existing or future Units and the addition of new Members, in each case, conducted in accordance with the terms of this Agreement, and any corresponding modifications of Unit ownership set forth on Schedule A or Board composition set forth on Schedule B.

(b)           The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any Member who did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 13.5 shall be binding on the Company and all Holders, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

13.6        Binding Effect. Subject to the restrictions set forth in this Agreement, this Agreement is binding on all Holders and shall inure to the benefit of the Members and their respective heirs, legal representatives and permitted successors and assigns.

13.7        Governing Law; Severability: Venue and Jurisdiction: Attorneys’ Fees. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAWS OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate of Formation or any mandatory provision of the Act, the applicable provision of the Certificate of Formation or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law. The Company and each Holder consents to submit to the non-exclusive personal jurisdiction of any federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. The Company and each Holder agrees not to assert in any action or proceeding arising out of or relating to this Agreement that such venue in Delaware is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the Company or any Holder with respect thereto.

13.8        Waiver of Jury Trial. EACH OF THE COMPANY, THE MANAGERS AND THE HOLDERS HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH.

13.9        Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.10      Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.11      Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.12      No Third Party Rights. Except as expressly provided in the Act or in Article VIII hereof, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Person other than the Holders, the Managers and the officers and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

13.13      Acknowledgments. THE HOLDERS ACKNOWLEDGE (A) THAT THEY HAVE READ THIS AGREEMENT CAREFULLY AND FULLY INFORMED THEMSELVES OF THE TERMS AND CONDITIONS CONTAINED HEREIN, (B)THAT THEY HAVE CONSULTED WITH COUNSEL (AND SUCH OTHER ADVISORS AS THEY HAVE DEEMED APPROPRIATE) CONCERNING THEIR INVESTMENT IN THE COMPANY AND THEIR DECISION TO ENTER INTO THIS AGREEMENT AND (C) THAT THEY HAVE MADE THEIR OWN INDEPENDENT INVESTIGATION INTO THE BUSINESS, PROSPECTS, ASSETS AND LIABILITIES OF THE COMPANY, THE TERMS AND CONDITIONS OF ALL AGREEMENTS

ENTERED INTO IN CONNECTION HEREWITH. THE HOLDERS REPRESENT THAT NEITHER THE COMPANY NOR ANY OTHER MEMBER (NOR ANYONE ACTING ON BEHALF OF EITHER THE COMPANY OR ANY OTHER MEMBER) HAS MADE ANY REPRESENTATION OR STATEMENT OF ANY KIND OTHER THAN AS MAY BE EXPRESSLY CONTAINED IN THIS AGREEMENT.

*              *              *              *              *

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

KPS Special Situations Fund II (A), L.P

By:	/s/ Michael Psaros
Name:	Michael Psaros
Title:	Managing Member of KPS Investors II GP, LLC, as General Partner of KPS Investors II, LP, as General Partner of KPS Special Situations Fund II (A), L.P.

KPS Special Situations Fund II, L.P.

By:	/s/ Michael Psaros
Name:	Michael Psaros
Title:	Managing Member of KPS Investors II GP, LLC, as General Partner of KPS Investors II, LP, as General Partner of KPS Special Situations Fund II, L.P.

MC Capital Inc.

By:	/s/ Takajiro Ishikawa
Name:	Takajiro Ishikawa
Title:	President

SCHEDULE A*

UNITS

MEMBER	NOTICE ADDRESS	NUMBER OF UNITS
KPS Special Situations Fund II, L.P.	200 Park Avenue, 58th Floor New York, NY 10166	4,810

KPS Special Situations Fund II (A), L.P.	200 Park Avenue, 58th Floor New York, NY 10166	5,190

KPS Special Situations Fund III, L.P.	200 Park Avenue, 58th Floor New York, NY 10166	1,086.536

KPS Special Situations Fund III (A), L.P.	200 Park Avenue, 58th Floor New York, NY 10166	522.102

KPS Special Situations Fund III (Supplemental), L.P.	200 Park Avenue, 58th Floor New York, NY 10166	1,608.638

MC Capital Inc.	655 Third Avenue, 2nd Floor New York, NY 10017	695

*Updated as of December 2, 2009 to reflect issuance of Units in connection with the acquisition of HHI FormTech, LLC.

SCHEDULE A*

UNITS

MEMBER	NOTICE ADDRESS	NUMBER OF UNITS
HHI Group Holdings, LLC	39475 13 Mile Road Suite 105 Novi, MI 48377	1,000

*Updated as of December 2, 2009 after giving to effect to that certain Contribution Agreement and Waiver, dated December 2, 2009, by and among the KPS Special Situations Fund II (A), L.P., KPS Special Situations Fund II, L.P., KPS Special Situations Fund III, LP, KPS Special Situations Fund III(A), L.P., KPS Special Situation Fund III (Supplemental), LP and MC Capital Inc.

SCHEDULE B

BOARD OF MANAGERS: MANAGERS

EUGENE KEILIN

MICHAEL PSAROS

DAVID SHAPIRO

RAQUEL PALMER

TAKAJIRO ISHIKAWA

B-1

SCHEDULE C

LIMITED LIABILITY COMPANY AGREEMENT

JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Limited Liability Company Agreement of HHI Holdings, LLC, dated April 30, 2008 (as the same may hereafter be amended, the “Agreement”).

By executing and delivering this Joinder to the Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement in the same manner as if the undersigned were an original signatory to the Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the       day of               , 20    .

Signature

Print Name

C-1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Amended and Restated Limited Liability Company Agreement of HH1 Holdings, LLC, dated April 30, 2008 (as the same may hereafter be amended, the “Agreement”).

By executing and delivering this Joinder to the Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement in the same manner as if the undersigned were an original signatory to the Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the 2nd day of December, 2009.

HHI GROUP HOLDINGS, LLC

/s/ George Thanopoulos
Signature

George Thanopoulos
President and Chief Executive Officer

Print Name

Address:

39475 13 Mile Road
Suite 105
Novi, MI 48377